Exhibit 99.1

Aileron Therapeutics Announces the Appointment of Dr. Manuel Aivado as Chief Executive Officer

WATERTOWN, Mass., September 6, 2018 — Aileron Therapeutics (NASDAQ: ALRN), the clinical-stage leader in the field of stapled peptide therapeutics for cancers and other diseases, today announced that Manuel Aivado, MD, PhD, has been named President and Chief Executive Officer and elected to its Board of Directors. Since 2012, Dr. Aivado has served as Aileron’s Senior Vice President and Chief Medical and Scientific Officer. He succeeds John P. Longenecker, PhD, who was appointed interim CEO on May 15, 2018.

“We are very pleased to announce this well-deserved promotion for Dr. Aivado” said Aileron Chairman Jeff Bailey. “Manuel clearly best exemplifies the skill set and talent needed to lead the company through its next stage of development.”

“I am very excited to take on this new responsibility at Aileron as we further expand the clinical development of our lead product candidate, ALRN-6924, into combination therapies. ALRN-6924 represents the proof-of-concept for Aileron’s stapled peptide technology, which I believe to be capable of producing additional novel drug candidates that address previously undruggable targets”, said Dr. Aivado. “In the future, we plan to broaden the applicability of our technology and expand our external collaborations. I am pleased with the external recognition that ALRN-6924 and our stapled peptide technology have earned in the scientific community, and I look forward to additional collaborations translating this recognition into therapeutic and commercial success.”

Dr. Aivado brings more than 20 years of scientific, medical, and executive leadership to this position. Most recently, Dr. Aivado led Aileron’s clinical testing of stapled peptides against intracellular targets and designed and implemented the ALRN-6924 first-in-human trial. ALRN-6924 was selected for the “Best of ASCO Meetings”, which highlights the most cutting-edge science and education from the world’s premier oncology event. Prior to joining Aileron, Dr. Aivado served as Vice President of Clinical Development and Pharmacovigilance at Taiho Oncology, Inc. He previously served as a Senior Medical Director in clinical development at GlaxoSmithKline. In addition, Dr. Aivado was an Instructor in Medicine at Beth Israel Deaconess Medical Center/Harvard Medical School. Prior to his industry experience, Dr. Aivado practiced clinical medicine in Germany for nearly ten years, during which he was awarded the Dr. Mildred Scheel cancer research scholarship award in 2002. Dr. Aivado is a German board-certified physician in internal medicine, hematology and medical oncology. He received his MD and PhD degrees from the Medical School of the University of Dusseldorf, Germany.

About ALRN-6924

ALRN-6924 is a first-in-class product candidate designed to reactivate wild-type p53 tumor suppression by disrupting the interactions between p53 and its two primary suppressor proteins, MDMX and MDM2. Aileron believes ALRN-6924 is the first and only product candidate in clinical development that can equipotently bind to and disrupt the interaction of MDMX and MDM2 with p53. Based on preclinical data and preliminary evidence of safety and anti-tumor activity in its ongoing clinical trials, the Company believes there may be a significant opportunity to develop ALRN-6924 as a monotherapy or combination therapy for a wide variety of solid and liquid tumors. ALRN-6924 is currently being evaluated in multiple clinical trials for the treatment of acute myeloid leukemia (AML), advanced myelodysplastic syndrome (MDS) and peripheral T-cell lymphoma (PTCL). For information about its clinical trials, please visit www.clinicaltrials.gov.

About Aileron

Aileron is a clinical-stage biopharmaceutical company advancing stapled peptides, a novel class of therapeutics for cancers and other diseases. Stapled peptides are chemically stabilized alpha-helical peptides that are modified to improve their stability and cell penetrability while maintaining high affinity for large protein surfaces. Our goal is to use our proprietary stapled peptide drug platform to create first-in-class therapeutics, like ALRN-6924, that may be able to address historically undruggable targets that underlie many diseases with high unmet medical need. Our platform enables us to chemically stabilize and improve the performance and activity of a broad range of alpha-helical peptides that we believe can potentially activate and inhibit key cellular functions that are otherwise difficult to target with existing drug technologies, including small molecules and monoclonal antibodies. For more information, visit www.aileronrx.com.

Forward-Looking Statements

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s strategy and clinical development plans. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether the Company will be able to enter into additional collaborations; and other factors discussed in the “Risk Factors” section of Aileron’s quarterly report on Form 10-Q for the period ended June 30, 2018, filed on August 7, 2018, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investors:

Aileron Therapeutics

Don Dougherty, CFO

617-995-0900

ddougherty@aileronrx.com

Hans C. Vitzthum

LifeSci Advisors, LLC.

617-535-7743